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                                                                Exhibit 99(a)(4)

                           Offer to Purchase for Cash

                     All Outstanding Shares of Common Stock
           (Including the Associated Preferred Share Purchase Rights)

                                       of

                                Microtest, Inc.

                                       by

                           Phoenix Acquisition Corp.
                      an indirect, wholly-owned subsidiary

                                       of

                              Danaher Corporation

                                       at

                              $8.15 Net Per Share

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, JULY 19, 2001, UNLESS THE OFFER IS EXTENDED.


                                                                   June 21, 2001

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

   Phoenix Acquisition Corp., a Delaware corporation (the "Purchaser") and an indirect, wholly-owned subsidiary of Danaher Corporation, a Delaware corporation ("Danaher"), is offering to purchase for cash all the outstanding shares of common stock, par value $0.001 per share, including the associated preferred share purchase rights issued pursuant to the Rights Agreement, dated as of April 4, 2001, as amended through June 12, 2001, between Microtest, Inc. ("Microtest") and American Stock Transfer & Trust Company as Rights Agent, (the "Shares"), of Microtest, at a purchase price of $8.15 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated June 21, 2001 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer") enclosed herewith. Holders of Shares whose certificates for such Shares (the "Share Certificates") are not immediately available or who cannot deliver their Share Certificates and all other required documents to the Depositary (as defined below) on or prior to the Expiration Date (as defined in the Offer to Purchase), or who cannot complete the procedure for book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in
Section 3 of the Offer to Purchase.

   Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

   Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

     1. The Offer to Purchase, dated June 21, 2001.

     2. The Letter of Transmittal to tender Shares for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares as long as you submit an original signature.
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     3. The Notice of Guaranteed Delivery for Shares to be used to accept the
  Offer if Share Certificates are not immediately available or if such certificates and all other required documents cannot be delivered to SunTrust Bank (the "Depositary") on or prior to the Expiration Date or if the procedure for book-entry transfer cannot be completed by the Expiration Date.

     4. The Letter to Stockholders of Microtest from the Board of Directors of Microtest, accompanied by Microtest's Solicitation/Recommendation Statement on Schedule 14D-9.

     5. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

     6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

     7. A return envelope addressed to SunTrust Bank, as Depositary.

   YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, JULY 19, 2001, UNLESS THE OFFER IS EXTENDED.

   The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which represents at least a majority of the Shares outstanding on a fully-diluted basis on the date of purchase, and (2) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or under any applicable foreign statutes or regulations that suspends the right to close the transactions contemplated by the Merger Agreement (as defined below) having expired or been terminated. As used herein, "fully diluted basis" means the number of Shares then outstanding, plus all Shares issuable upon the conversion of any then outstanding convertible securities or upon the exercise of any then outstanding options, warrants or rights.

   The board of directors of Microtest has unanimously determined that the Merger Agreement and each of the transactions contemplated thereby, including each of the Offer and the Merger (as defined below), are advisable, fair to and in the best interests of Microtest and its stockholders, approved the Offer and the Merger and adopted the Merger Agreement in accordance with the General Corporation Law of the State of Delaware (the "GCL"), and recommends that the stockholders of Microtest accept the Offer and tender their Shares pursuant to the Offer.

   The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 12, 2001, among Danaher, the Purchaser and Microtest (as it may be amended or supplemented from time to time, the "Merger Agreement"). The Merger Agreement provides, among other things, for the making of the Offer by the Purchaser, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the GCL, Purchaser will be merged with and into Microtest (the "Merger"). Following the effective time of the Merger (the "Effective Time"), Microtest will continue as the surviving corporation and become an indirect, wholly-owned subsidiary of Danaher and the separate corporate existence of the Purchaser will cease.

   At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than (a) Shares held by Danaher, Purchaser, any wholly-owned subsidiary of Danaher or the Purchaser, in the treasury of Microtest or by any wholly-owned subsidiary of Microtest, which Shares, by virtue of the Merger, will be canceled and retired and will cease to exist with no payment being made with respect thereto, and (b) Shares, if any, held by stockholders who have properly exercised appraisal rights under Section 262 of the GCL) will, by virtue of the Merger and without any action on the part of the holders of the Shares, be converted into the right to receive in cash the per Share price paid in the Offer, payable to the holder thereof, without interest, upon surrender of the Share Certificate, less any required withholding taxes. If the Purchaser,
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together with Danaher, acquires, pursuant to the Offer, at least a majority of the then issued and outstanding Shares, which is a condition to closing the Offer, the Purchaser will have sufficient voting power to approve the Merger without the approval of any other stockholders, either at a meeting of stockholders or by written consent without a meeting. If the Purchaser, together with Danaher, acquires, pursuant to the Offer, at least 90% of the then issued and outstanding Shares, the Purchaser intends to effect the Merger without a vote of the Company's stockholders pursuant to Section 253 of the GCL. The Merger Agreement is more fully described in Section 11 of the Offer to Purchase.

   In order to take advantage of the Offer, (1) a duly executed and properly completed Letter of Transmittal (or a facsimile thereof) and any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and other required documents should be sent to the Depositary, and (2) either Share Certificates representing the tendered Shares should be delivered to the Depositary or such Shares should be tendered by book-entry transfer and a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares should be delivered to the Depositary, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

   Holders of Shares whose Share Certificates are not immediately available or who cannot deliver their Share Certificates and all other required documents to the Depositary on or prior the expiration date of the Offer, or who cannot complete the procedure for delivery by book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

   Purchaser will not pay any commissions or fees to any broker, dealer or other person (other than the Depositary and D.F. King & Co., Inc. (the "Information Agent") (as described in the Offer to Purchase)) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

   Inquiries you may have with respect to the Offer should be addressed to the Information Agent, at the address and telephone numbers set forth on the back cover of the Offer to Purchase. Additional copies of the enclosed materials may be obtained from the Information Agent.

                                          Very truly yours,

                                          D.F. King & Co., Inc.

   NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, DANAHER, MICROTEST, THE DEPOSITARY OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.